Exhibit 99.1

FOR IMMEDIATE RELEASE

Stoneridge Reports First-Quarter 2022 Results

FIRST-QUARTER PERFORMANCE DRIVEN PRIMARILY BY FAVORABLE IMPACT OF
PRICING ACTIONS / MATERIAL COST RECOVERY EFFORTS AND SUPPLY CHAIN INITIATIVES

ANNOUNCING CONTINUED MIRROREYE FLEET TRIAL EXPANSIONS WITH SCHNEIDER, MAVERICK
AND NUSSBAUM – OEM TAKE RATES REMAIN STRONG

2022 First-Quarter Results

•	Loss per share (“EPS”) of ($0.28)
•	Adjusted EPS of ($0.27)
•	Sales of $221.1 million
•	Adjusted sales of $196.6
•	Gross profit of $41.4 million (21.1% of adjusted sales)
•	Operating loss of ($3.0) million ((1.5%) of adjusted sales)
•	EBITDA of $4.3 million (2.2% of adjusted sales)

2022 Full-year Guidance Update

•	Maintaining full-year 2022 revenue guidance of $860 million to $900 million
•	Increasing 2022 adjusted gross margin, operating margin and EBITDA margin guidance by 25 basis points to reflect favorable ongoing impact of cost recovery efforts and supply chain initiatives
•	Expecting incremental tax expense based on forecasted geographic mix of earnings and forecasted US tax on foreign operations
•	Maintaining adjusted EPS guidance of ($0.15) to $0.10
o	Improved margin performance approximately offset by incremental tax expense

NOVI, Mich. – May 4, 2022 – Stoneridge, Inc. (NYSE: SRI) today announced financial results for the first quarter ended March 31, 2022, with sales of $221.1 million and loss per share of ($0.28). Adjusted sales were $196.6 million and adjusted EPS was ($0.27) for the first quarter. Sales were adjusted to normalize the impact of $24.4 million of electronic component spot buys recovered from customers within the quarter. The exhibits attached hereto provide reconciliation detail on this and all other normalizing adjustments.

For the first quarter of 2022, Stoneridge reported gross profit of $41.4 million (21.1% of adjusted sales). Operating loss was ($3.0) million ((1.5%) of adjusted sales). EBITDA was $4.3 million (2.2% of adjusted sales).

Jon DeGaynor, president and chief executive officer, commented, “In the first quarter we delivered financial performance that exceeded our previously outlined expectations despite continued macroeconomic challenges and supply chain disruptions impacting production and driving increased material costs. Our performance was driven by negotiated price increases that offset approximately 90% of the incremental material costs we incurred during the quarter. In addition to cost recovery actions, we continued to implement supply chain strategies to secure materials as efficiently as possible and support our customers in meeting strong demand in each of our end-markets. The actions we took in the quarter reduced the net impact of rising material costs and secured components to support our global customers, providing a strong foundation for more stable financial performance in 2022.”

DeGaynor continued, “While we continue to work to efficiently execute and respond to market externalities, we are also focused on the growth initiatives that will drive long-term, profitable growth in 2022 and beyond. During the quarter, we continued to expand our MirrorEye® platform with the ongoing ramp-up of our first OEM program in Europe. Take rates remain strong as we have delivered over 2,500 systems to date and we continue to expect take rates of at least 35% for the full-year. Similarly, our retrofit market continues to expand with some of the largest fleets in North America. We are announcing continued retrofit expansion with both Maverick and Schneider and a new partnership with Nussbaum to expand their fleet trials. To date we have installed over 550 systems on Maverick vehicles, representing a large portion of the newer trucks in their fleet. We expect to have MirrorEye installed on over 1,000 Maverick trucks by the end of the year. Similarly, we continue to expand with Schneider as they plan to adopt the system across new divisions, operating units and locations this year. Nussbaum has also kicked-off their evaluations and we expect continued expansion across their fleet. We are excited about the market acceptance of the MirrorEye retrofit programs and expect to have additional and incremental fleet announcements with both our existing named partners and new partners in the coming quarters.”

First Quarter in Review

Control Devices sales totaled $85.0 million, a decrease of 12.5% relative to adjusted sales excluding the divested soot sensor business in the first quarter of 2021, primarily due to lower production volumes in the Company’s end-markets as a result of supply chain constraints and Covid-related shutdowns impacting production in China in the first quarter of 2022 partially offset by customer price increases. First quarter adjusted operating margin was 8.0%, a decrease of 320 basis points relative to the first quarter of 2021, excluding the impact of the divested business, primarily due to the increase in material costs as a result of supply chain constraints.

Relative to the fourth quarter of 2021, Control Devices sales increased 6.4% relative to adjusted sales excluding the divested soot sensor business, primarily due to improved stability in customer production and customer price increases during the quarter partially offset by Covid-related shutdowns impacting production volumes in China. First quarter adjusted operating margin increased 300 basis points relative to the fourth quarter of 2021, excluding the impact of the divested business, primarily due to pricing actions completed in the first quarter and reduced SG&A costs.

Electronics adjusted sales totaled $108.3 million, an increase of 22.0% relative to sales in the first quarter of 2021, primarily due to increased end-market demand, customer price increases and the ramp-up of new program launches partially offset by an unfavorable foreign currency impact of ($4.9) million. First quarter adjusted operating margin was (2.5%), a decrease of 180 basis points relative to the first quarter of 2021 primarily due to the increase in material costs as a result of supply chain constraints.

Relative to the fourth quarter of 2021, Electronics sales increased 12.2%, primarily due to increased end-market demand and customer price increases partially offset by an unfavorable foreign currency impact of ($1.7) million. Adjusted operating margin increased 240 basis points relative to the fourth quarter of 2021, primarily driven by pricing actions completed in the first quarter and favorable net engineering costs due in part to the timing of engineering recoveries from customers.

Stoneridge Brazil sales were $12.0 million, an increase of 5.6% relative to sales in the first quarter of 2021, primarily due to favorable foreign currency impact of $0.7 million. First quarter adjusted operating margin increased by 420 basis points relative to the first quarter of 2021, primarily due to lower SG&A costs.

Relative to the fourth quarter of 2021, Stoneridge Brazil sales decreased by approximately $1.9 million due to typical sales seasonality in the first quarter offset by a favorable foreign currency impact of $0.9 million. Stoneridge Brazil adjusted operating margin increased by 190 basis points relative to the fourth quarter of 2021 primarily due to lower material costs as a result of sales mix and lower cost of imported materials as a result of the strengthening of the Brazilian Reais against the US dollar rate during the quarter.

Cash and Debt Balances

As of March 31, 2022, Stoneridge had cash and cash equivalents balances totaling $41.4 million. Total debt as of March 31, 2022 was $152.9 million. The Company’s 2022 amendment to the current Credit Facility waives the leverage ratio covenant for the first three quarters of 2022 and modifies the fourth quarter of 2022 covenant to include a maximum 4.75x leverage ratio. The Company expects to return to a more normalized net debt to trailing-twelve month adjusted EBITDA ratio by the end of 2022 with significant improvement in EBITDA expected in the second half of the year.

2022 Outlook

Matt Horvath, chief financial officer, commented, “The pricing and supply chain actions taken in the first quarter will provide us with a strong foundation to drive significantly improved financial performance in 2022. We expect continued strong demand, particularly in the second half of the year, as our new programs continue to ramp up and expand and supply chains continue to stabilize. However, material availability and global logistics dynamics continue to create the potential for volatility in production schedules for both us and our customers.”

Horvath continued, “We are maintaining our full-year 2022 revenue and adjusted EPS guidance to reflect current market conditions and customer forecasts. We are raising our midpoint adjusted gross, operating and EBITDA margin expectations by 25 basis points to account for the ongoing favorable impact of pricing actions taken in the first quarter to offset incremental material prices. However, we expect offsetting incremental tax expenses based on our forecasted geographic mix of earnings and forecasted US tax on foreign operations to result in adjusted EPS guidance in-line with our previously outlined expectations of ($0.15) - $0.10.”

The Company announced updated full-year adjusted gross margin guidance of 21.75% to 22.75% and adjusted operating margin guidance of 1.0% to 2.0%. Full-year tax expense guidance was updated to $4.5 million to $6.5 million. Adjusted EBITDA margin guidance was updated to 5.25% to 6.25%.

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2022 first-quarter results can be accessed at 9:00 a.m. Eastern Time on Thursday, May 5, 2022, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Novi, Michigan, is a global designer and manufacturer of highly engineered electrical and electronic components, modules and systems for the automotive, commercial, off-highway, and agricultural vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this press release contain “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this report and may include statements regarding the intent, belief or current expectations of the Company, with respect to, among other things, our (i) future product and facility expansion, (ii) acquisition strategy, (iii) investments and new product development, (iv) growth opportunities related to awarded business, and (v) operational expectations. Forward-looking statements may be identified by the words “will,” “may,” “should,” “designed to,” “believes,” “plans,” “projects,” “intends,” “expects,” “estimates,” “anticipates,” “continue,” and similar words and expressions. The forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among other factors:

•	the ability of our suppliers to supply us with parts and components at competitive prices on a timely basis, including the impact of potential tariffs and trade considerations on their operations and output;
•	global economic trends, competition and geopolitical risks, including impacts from the ongoing conflict between Russia and Ukraine and the related sanctions and other measures, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and China or other countries;
•	our ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions;
•	the impact of COVID-19, or other future pandemics, on the global economy, and on our customers, suppliers, employees, business and cash flows;
•	the reduced purchases, loss or bankruptcy of a major customer or supplier;
•	the costs and timing of business realignment, facility closures or similar actions;
•	a significant change in automotive, commercial, off-highway or agricultural vehicle production;
•	competitive market conditions and resulting effects on sales and pricing;
•	the impact of changes in foreign currency fluctuations
•	customer acceptance of new products;
•	our ability to successfully launch/produce products for awarded business;
•	adverse changes in laws, government regulations or market conditions, including tariffs, affecting our products or our customers’ products;

•	our ability to protect our intellectual property and successfully defend against assertions made against us;
•	liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party, or the impact of product recall or field actions on our customers;
•	labor disruptions at our facilities or at any of our significant customers or suppliers;
•	business disruptions due to natural disasters or other disasters outside of our control;
•	fluctuations in the cost and availability of key materials (including semiconductors, printed circuit boards, resin, aluminum, steel and copper) and components and our ability to offset cost increases;
•	the amount of our indebtedness and the restrictive covenants contained in the agreements governing our indebtedness, including our revolving credit facility;
•	capital availability or costs, including changes in interest rates or market perceptions;
•	the failure to achieve the successful integration of any acquired company or business;
•	risks related to a failure of our information technology systems and networks, and risks associated with current and emerging technology threats and damage from computer viruses, unauthorized access, cyber-attack and other similar disruptions; and
•	the items described in Part I, Item IA (“Risk Factors”) of our 2021 10-K filed with the SEC.

The forward-looking statements contained herein represent our estimates only as of the date of this release and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, whether to reflect actual results, changes in assumptions, changes in other factors affecting such forward-looking statements or otherwise.

Use of Non-GAAP Financial Information
This press release contains information about the Company’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these non-GAAP financial measures for 2022 and 2021 is not intended to indicate that Stoneridge is explicitly or implicitly providing projections on those non-GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that adjusted sales, adjusted gross income and margin, adjusted operating income (loss) and margin, adjusted net income (loss), adjusted earnings (loss) per share, adjusted EBITDA, adjusted EBITDA margin, net debt, adjusted income before tax, adjusted income tax expense and adjusted tax rate are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company’s results of operations and provide improved comparability between fiscal periods.

Adjusted sales, adjusted gross income and margin, adjusted operating income (loss) and margin, adjusted net income (loss), adjusted earnings (loss) per share and adjusted EBITDA, net debt, adjusted income before tax and adjusted tax rate should not be considered in isolation or as a substitute for sales, gross profit, operating income (loss), net income (loss), earnings (loss) per share, debt, income before tax, income tax benefit or tax rate, cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP.

For more information, contact Kelly K. Harvey, Director Investor Relations (Kelly.Harvey@Stoneridge.com)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended
	March 31,
(in thousands, except per share data)	2022	2021

Net sales	$221,058	$193,795
Costs and expenses:
Cost of goods sold	179,615	147,709
Selling, general and administrative	27,399	29,376
Design and development	17,028	14,651
Operating (loss) income	(2,984)	2,059
Interest expense, net	1,786	1,766
Equity in loss (earnings) of investee	81	(614)
Other expense, net	1,331	358
(Loss) income before income taxes	(6,182)	549
Provision for income taxes	1,493	419
Net (loss) income	$(7,675)	$130

(Loss) earnings per share:
Basic	$(0.28)	$0.00
Diluted	$(0.28)	$0.00

Weighted-average shares outstanding:
Basic	27,199	27,017
Diluted	27,199	27,486

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(in thousands)	2022	2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$41,388	$85,547
Accounts receivable, less reserves of $1,258 and $1,443, respectively	155,994	150,388
Inventories, net	148,352	138,115
Prepaid expenses and other current assets	50,569	36,774
Total current assets	396,303	410,824
Long-term assets:
Property, plant and equipment, net	109,105	107,901
Intangible assets, net	49,321	49,863
Goodwill	35,412	36,387
Operating lease right-of-use asset	17,128	18,343
Investments and other long-term assets, net	43,579	42,081
Total long-term assets	254,545	254,575
Total assets	$650,848	$665,399

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of debt	$5,183	$5,248
Accounts payable	102,643	97,679
Accrued expenses and other current liabilities	71,214	70,139
Total current liabilities	179,040	173,066
Long-term liabilities:
Revolving credit facility	147,745	163,957
Deferred income taxes	10,636	10,706
Operating lease long-term liability	13,785	14,912
Other long-term liabilities	5,718	6,808
Total long-term liabilities	177,884	196,383
Shareholders' equity:
Preferred Shares, without par value, 5,000 shares authorized, none issued	-	-
Common Shares, without par value, 60,000 shares authorized, 28,966 and 28,966 shares issued and 27,316 and 27,191 shares outstanding at March 31, 2022 and December 31, 2021, respectively, with no stated value	-	-
Additional paid-in capital	228,837	232,490
Common Shares held in treasury, 1,650 and 1,775 shares at March 31, 2022 and December 31, 2021, respectively, at cost	(51,171)	(55,264)
Retained earnings	208,073	215,748
Accumulated other comprehensive loss	(91,815)	(97,024)
Total shareholders' equity	293,924	295,950
Total liabilities and shareholders' equity	$650,848	$665,399

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

Three months ended March 31, (in thousands)	2022	2021

OPERATING ACTIVITIES:
Net (loss) income	$(7,675)	$130
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	6,877	7,068
Amortization, including accretion and write-off of deferred financing costs	2,357	1,513
Deferred income taxes	(605)	(1,609)
Loss (earnings) of equity method investee	81	(614)
Gain on sale of fixed assets	(94)	(37)
Share-based compensation expense	1,098	1,162
Excess tax deficiency (benefit) related to share-based compensation expense	265	(319)
Gain on disposal of business and joint venture, net	-	(739)
Change in fair value of earn-out contingent consideration	-	72
Changes in operating assets and liabilities:
Accounts receivable, net	(6,129)	(15,953)
Inventories, net	(9,812)	(7,282)
Prepaid expenses and other assets	(12,842)	(4,744)
Accounts payable	6,581	6,725
Accrued expenses and other liabilities	87	(2,439)
Net cash used for operating activities	(19,811)	(17,066)

INVESTING ACTIVITIES:
Capital expenditures, including intangibles	(7,368)	(7,718)
Proceeds from sale of fixed assets	132	155
Proceeds from disposal of business, net	-	1,050
Investment in venture capital fund, net	-	(399)
Net cash used for investing activities	(7,236)	(6,912)

FINANCING ACTIVITIES:
Revolving credit facility borrowings	-	20,500
Revolving credit facility payments	(16,000)	(3,000)
Proceeds from issuance of debt	9,834	11,434
Repayments of debt	(10,311)	(13,763)
Repurchase of Common Shares to satisfy employee tax withholding	(669)	(2,347)
Net cash (used for) provided by financing activities	(17,146)	12,824

Effect of exchange rate changes on cash and cash equivalents	34	(2,257)
Net change in cash and cash equivalents	(44,159)	(13,411)
Cash and cash equivalents at beginning of period	85,547	73,919

Cash and cash equivalents at end of period	$41,388	$60,508

Supplemental disclosure of cash flow information:
Cash paid for interest, net	$1,435	$1,652
Cash paid for income taxes, net	$1,491	$3,742

Regulation G Non-GAAP Financial Measure Reconciliations

Reconciliation to US GAAP

Exhibit 1 - Adjusted EPS

Reconciliation of Q1 2022 Adjusted EPS

(USD in millions)	Q1 2022	Q1 2022 EPS
Net Income (Loss)	$(7.7)	$(0.28)

Add: Post-Tax Write-off of Deferred Financing Fees	0.3	0.01
Adjusted Net Income (Loss)	$(7.4)	$(0.27)

Exhibit 2 – Adjusted EBITDA

Reconciliation of Adjusted EBITDA

(USD in millions)	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Q1 2022
Income (Loss) Before Tax	$0.5	$25.6	$(9.8)	$(3.9)	$(6.2)
Interest expense, net	1.8	1.9	1.4	0.1	1.8
Depreciation and amortization	8.4	8.5	8.2	8.7	8.7
EBITDA	$10.8	$36.0	$(0.2)	$5.0	$4.3
Add: Pre-Tax Change in Fair Value of Earn-Out (Stoneridge Brazil)	0.1	1.1	0.2	0.6	-
Less: Pre-Tax TSA and Monetary Correction (Stoneridge Brazil)	-	-	-	(1.1)	-
Less: Pre-Tax Gain from Disposal of MSIL Joint Venture	-	-	-	(1.8)	-
Add: Pre-Tax Restructuring Costs	1.4	0.3	0.7	0.1	-
Less: Pre-Tax Gain on Sale of Canton Facility	-	(30.7)	-	-	-
Add: Pre-Tax Business Realignment Costs	0.2	0.1	1.1	0.0	-
Add: Pre-Tax Brazilian Indirect Tax Impairment	-	0.6	-	-	-
Less: Pre-Tax Gain from Disposal of Soot Sensor Business	(0.7)	-	-	(0.4)	-
Less: Pre-Tax Sale of Soot Sensor Product Inventory	(0.1)	-	-	0.1	-
Add: Pre-Tax Environmental Remediation Costs	0.4	-	-	-	-
Adjusted EBITDA	$12.1	$7.4	$1.8	$2.4	$4.3

Exhibit 3 – Adjusted Gross Profit

Reconciliation of Adjusted Gross Profit

(USD in millions)	Q4 2021	Q1 2022
Gross Profit	$41.9	$41.4

Add: Pre-Tax Restructuring Costs	0.1	-
Adjusted Gross Profit	$42.0	$41.4

Exhibit 4 - Adjusted Operating Income

Reconciliation of Adjusted Operating Income (Loss)

(USD in millions)	Q4 2021	Q1 2022
Operating Income (Loss)	$(4.4)	$(3.0)

Add: Pre-Tax Change in Fair Value of Earn-Out (Stoneridge Brazil)	0.6	-
Less: Pre-Tax TSA and Monetary Correction (Stoneridge Brazil)	(1.1)	-
Less: Pre-Tax Gain from Disposal of MSIL Joint Venture	(1.8)	-
Add: Pre-Tax Restructuring Costs	0.1	-
Add: Pre-Tax Business Realignment Costs	0.0
Less: Pre-Tax Gain from Disposal of Soot Sensor Business	(0.4)	-
Add: Pre-Tax Sale of Soot Sensor Product Inventory	0.1	-
Adjusted Operating Income (Loss)	$(7.0)	$(3.0)

Exhibit 5 – Segment Adjusted Operating Income

Reconciliation of Control Devices Adjusted Operating Income

(USD in millions)	Q1 2021	Q4 2021	Q1 2022
Control Devices Operating Income	$10.2	$4.8	$6.8

Add: Pre-Tax Restructuring Costs	1.4	0.1	-
Less: Pre-Tax Gain from Disposal of Soot Sensor Business	(0.7)	(0.4)	-
Add: Pre-Tax Business Realignment Costs	0.2	-	-
Less: Pre-Tax Sale of Soot Sensor Product Inventory	(0.1)	0.1	-
Add: Pre-Tax Environmental Remediation Costs	0.4	-	-
Control Devices Adjusted Operating Income	$11.3	$4.5	$6.8

Reconciliation of Electronics Adjusted Operating Income (Loss)

(USD in millions)	Q1 2021	Q4 2021	Q1 2022
Electronics Operating Income (Loss)	$(0.9)	$(4.7)	$(2.7)

Add: Pre-Tax Restructuring Costs	0.2	-	-
Electronics Adjusted Operating Income (Loss)	$(0.7)	$(4.7)	$(2.7)

Reconciliation of Stoneridge Brazil Adjusted Operating Income

(USD in millions)	Q1 2021	Q4 2021	Q1 2022
Stoneridge Brazil Operating Income	$(0.0)	$0.9	$0.5

Add: Pre-Tax Change in Fair Value of Earn-Out (Stoneridge Brazil)	0.1	0.6	-
Less: Pre-Tax TSA and Monetary Correction (Stoneridge Brazil)	-	(1.1)	-
Stoneridge Brazil Adjusted Operating Income	$0.0	$0.3	$0.5

Exhibit 6 – Adjusted Sales

Reconciliation of Adjusted Sales

(USD in millions)	Q4 2021	Q1 2022
Sales	$203.7	$221.1

Less: Pre-Tax Sale of Soot Sensor Product Inventory	(1.3)	-
Less: Pre-Tax Sales from Material Spot Buy Purchase Recovery	(17.6)	(24.4)
Adjusted Sales	$184.7	$196.6

Exhibit 7 – Control Devices Adjusted Sales

Reconciliation of Control Devices Adjusted Sales

(USD in millions)	Q1 2021	Q4 2021	Q1 2022
Control Devices Sales	$101.6	$82.9	$85.0

Less: Pre-Tax Sale of Soot Sensor Product Inventory	(1.0)	(1.3)	-
Control Devices Adjusted Sales	$100.6	$81.6	$85.0

Reconciliation of Control Devices Adjusted Sales Excluding Disposed Soot Sensor Business

(USD in millions)	Q1 2021	Q4 2021	Q1 2022
Control Devices Adjusted Sales	$100.6	$81.6	$85.0

Less: Pre-Tax Sales from Disposed Soot Sensor Business	(3.0)	(1.8)	-
Control Devices Adjusted Sales Excluding Disposed Soot Sensor Business	$97.6	$79.9	$85.0

Exhibit 8 – Control Devices Adjusted Operating Income Excluding Disposed Soot Sensor Business

Reconciliation of Control Devices Adjusted Operating Income Excluding Disposed Soot Sensor Business

(USD in millions)	Q1 2021	Q4 2021	Q1 2022
Control Devices Adjusted Operating Income	$11.3	$4.5	$6.8

Less: Pre-Tax Operating Income from Disposed Soot Sensor Business	(0.4)	(0.5)	-
Control Devices Adjusted Operating Income Excluding Disposed Soot Sensor Business	$10.9	$4.0	$6.8

Exhibit 9 – Electronics Adjusted Sales

Reconciliation of Electronics Adjusted Sales

(USD in millions)	Q1 2021	Q4 2021	Q1 2022
Electronics Sales	$88.7	$114.1	$132.7

Less: Pre-Tax Sales from Spot Purchase Recovery	-	(17.6)	(24.4)
Electronics Adjusted Sales	$88.7	$96.5	$108.3

Exhibit 10 – Adjusted Tax Rate

Reconciliation of Adjusted Tax Rate

(USD in millions)	Q1 2022
Income (Loss) Before Tax	$(6.2)

Add: Pre-Tax Write-off of Deferred Financing Fees	0.4
Adjusted Income (Loss) Before Tax	$(5.8)

Income Tax Expense (Benefit)	$1.5

Add: Tax Impact from Pre-Tax Adjustments	$0.1

Adjusted Income Tax Expense (Benefit)	$1.6

Adjusted Tax Rate	-27.6%